Exhibit 12

RATIO OF EARNINGS TO FIXED CHARGES

PIFCo

The following table contains the consolidated ratios of earnings to fixed charges of PIFCo for the periods indicated determined in accordance to US GAAP:

	Year Ended December 31,					Six Months Ended June 30, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges(1)	0.89	0.77	0.99	0.91	0.97	0.98

____________________________
(1)

Earnings were inadequate to cover fixed charges by U.S.$20.3 million in the year ended December 31, 2001, U.S.$65.5 million in the year ended December 31, 2002, U.S.$3.0 million in the year ended December 31, 2003, U.S.$59.1 million in the year ended December 31, 2004, U.S.$27.8 million in the year ended December 31, 2005 and U.S.$9.1 million in the six-month period ended June 30, 2006.

Petrobras

The following table contains the consolidated ratios of earnings to fixed charges of Petrobras for the periods indicated determined in accordance to US GAAP:

	Year Ended December 31,					Six Months Ended, June 30, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	4.17	3.49	3.59	3.56	4.0	12.31

PIFCO

Ratio of earnings to fixed charges - US GAAP

	For the six-month period ended June 30,	For the year ended December 31,
	2006	2005	2004	2003	2002	2001
	(In Thousands of U.S. Dollars)
Income (loss) before income taxes and minority interest	(9,063)	(27,756)	(59,103)	(3,011)	(65,462)	(20,331)
Add fixed charges as adjusted (from below)	566,190	975,802	667,208	468,782	298,737	187,020
Earnings	557,127	948,046	608,105	465,771	233,275	166,689
Fixed charges:
Interest expense:
Interest on Indebtedness	553,950	956,704	656,036	460,151	287,856	178,979
Dividends declared					2,423
Amortization of debt costs	12,240	19,098	11,172	8,631	10,881	8,041
Interest portion of rental expense
Fixed charges before adjustments	566,190	975,802	667,208	468,782	301,160	187,020
Less capitalized interest	–	–	–	–	2,423	–
Fixed charges as adjusted	566,190	975,802	667,208	468,782	298,737	187,020
Ratio (earnings divided by fixed charges before adjustments)	0.98	0.97	0.91	0.99	0.77	0.89

PETROBRAS CONSOLIDATED

Ratio of earnings to fixed charges - U.S. GAAP

	For the six-month period ended June 30,	For The Year Ended December 31
	2006	2005	2004	2003	2002	2001
	(In millions of U.S. dollars)
Income (loss) before income taxes and minority interest	10,335	14,592	8,935	8,774	3,232	4,792
Add “fixed charges as adjusted” (from below)	414	4,042	3,123	3,128	1,104	1,350
Earnings	10,748	18,633	12,058	11,902	4,336	6,142
Fixed charges:
Interest expense
Interest on Indebtedness	813	1,554	1,415	1,335	763	851
Dividends declared	45	3,068	1,946	1,955	456	578
Amortization of debt costs	12	19	11	9	11	8
Interest portion of rental expense	3	11	18	14	13	36
Fixed charges before adjustments	873	4,653	3,390	3,312	1,243	1,473
Less “capitalized interest”	(460)	(612)	(267)	(184)	(139)	(123)
Fixed charges as adjusted	414	4,042	3,123	3,128	1,104	1,350
Ratio (“earnings” divided by “fixed charges before adjustments”)	12.31	4.00	3.56	3.59	3.49	4.17